Filed Pursuant to Rule 433

Registration No. 333-257399

BANK OF AMERICA CORPORATION

PREFERRED STOCK, SERIES TT

$2,000,000,000

2,000,000 Depositary Shares, Each Representing a 1/25th Interest in a Share of Bank of

America Corporation 6.125% Fixed-Rate Reset Non-Cumulative Preferred Stock,

Series TT

FINAL TERM SHEET

Dated April 19, 2022

Issuer:	Bank of America Corporation

Security:	Depositary Shares, each representing a 1/25th interest in a share of Bank of America Corporation 6.125% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series TT

Expected Ratings*:	Baa3 (Moody’s) / BBB- (S&P) / BBB+ (Fitch)

Size:	$2,000,000,000 ($1,000 per Depositary Share)

Public Offering Price:	$1,000 per Depositary Share

Maturity:	Perpetual

Trade Date:	April 19, 2022

Settlement Date:	April 22, 2022 (T+3)

Dividend Rate (Non-Cumulative):	From, and including, the Settlement Date to, but excluding the First Reset Date, a fixed rate of 6.125% per annum; and from, and including, the First Reset Date, for each Reset Period, a rate per annum equal to the Five-Year U.S. Treasury Rate determined as of the most recent Reset Dividend Determination Date plus the Spread. The Dividend Rate will be reset on each Reset Date.

Dividend Periods:	Each quarterly period from, and including, a scheduled Dividend Payment Date to, but excluding, the next scheduled Dividend Payment Date, except that the initial Dividend Period will begin on and include the Settlement Date. Dividend Periods will not be adjusted if a Dividend Payment Date is not a Business Day.

Spread:	323.1 bps

Five-Year U.S. Treasury Rate:	For more information on the determination of the Five-Year U.S. Treasury Rate, including the applicable fallback provisions, see “Description of the Preferred Stock—Dividends— Calculation of Dividends and Determination of the Dividend Rate Applicable For Each Reset Period” in the Issuer’s preliminary prospectus supplement dated April 19, 2022 (the “Preliminary Prospectus Supplement”).

Reset Periods:	Each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

First Reset Date:	April 27, 2027

Reset Dates:	The First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date; Reset Dates will not be adjusted if any scheduled Reset Date is not a Business Day.

Reset Dividend Determination Date:	In respect of any Reset Period, the day falling three Business Days prior to the first day of such Reset Period.

Dividend Payment Dates:	January 27, April 27, July 27 and October 27 of each year beginning on July 27, 2022, each subject to following unadjusted business day convention

Day Count:	30/360

Business Days:	New York/Charlotte

Optional Redemption:	On any Dividend Payment Date on or after the First Reset Date and earlier upon certain events involving a capital treatment event as described and subject to limitations in the Preliminary Prospectus Supplement.

Listing:	None

Lead Manager and Sole Book-Runner:	BofA Securities, Inc.

Co-Managers:	Academy Securities, Inc. AmeriVet Securities, Inc. Bancroft Capital, LLC Roberts & Ryan Investments, Inc. Stern Brothers & Co.

Tigress Financial Partners, LLC

Banco de Sabadell, S.A.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citizens Capital Markets, Inc.

Commonwealth Bank of Australia

Danske Markets Inc.

Huntington Securities, Inc.

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Lloyds Securities Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

Nordea Bank Abp

PNC Capital Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

SVB Securities LLC

TD Securities (USA) LLC

Truist Securities, Inc.

CUSIP/ISIN for the Depositary Shares:	06055HAB9 / US06055HAB96

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including the Preliminary Prospectus Supplement and a prospectus dated August 4, 2021) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the prospectus supplement and the prospectus if you request them by contacting BofA Securities, Inc., toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bofa.com or dg.prospectus_requests@bofa.com.